ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEET - JUNE 30, 1999 PER BOOKS
                (Thousands of Dollars)


                                                       Per Books
ASSETS:
  Property, Plant, and Equipment:
     At original cost, including $183,674
      under construction                              $8,511,430
    Accumulated depreciation                           (3,508,496)
                                                       5,002,934
  Investments and Other Assets:
    Subsidiaries consolidated--excess of cost
      over book equity at acquisition                     15,077
    Benefit plans' investments                            88,735
    Nonutility investments                                10,977
    Other                                                  1,481
                                                         116,270
  Current Assets:
    Cash and temporary cash investments                   29,112
    Accounts receivable:
      Electric service                                   341,446
      Other                                               11,930
      Allowance for uncollectible accounts               (25,407)
      Materials and supplies - at average cost:
        Operating and construction                       101,240
      Fuel                                                65,222
      Prepaid taxes                                       53,463
      Other, including current portion of regulatory      46,022
        assets                                           623,028
  Deferred Charges:
    Regulatory assets                                    701,422
      Unamortized loss on reacquired debt                 47,124
      Other                                              102,906
                                                         851,452

      Total Assets                                    $6,593,684

CAPITALIZATION AND LIABILITIES:
  Capitalization:
    Common stock                                        $153,045
    Other paid-in capital                              1,044,085
    Retained earnings                                    896,262
    Treasury stock (at cost)                            (191,450)
                                                       1,901,942
    Preferred stock                                       90,378
    Long-term debt and QUIDS                           2,217,962
    Funds on deposit with trustees                       (26,453)
                                                       4,183,829
  Current Liabilities:
    Short-term debt                                      373,984
    Long-term debt and preferred stock due within        105,908
      one year
    Accounts payable                                     168,943
      Taxes accrued:
        Federal and state income                          42,146
        Other                                             38,275
    Interest accrued                                      38,119
    Adverse power purchase commitments                    24,138
    Other                                                101,916
                                                         893,429
  Deferred Credits and Other Liabilities:
    Unamortized investment credit                        121,432
    Deferred income taxes                                897,831
    Regulatory liabilities                                84,900
    Adverse power purchase commitments                   316,003
    Other                                                 96,260
                                                       1,516,426

      Total Capitalization and Liabilities            $6,593,684